Exhibit 5.2

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com

March 1, 2021

InflaRx N.V.
Winzerlaer Str. 2
07745 Jena, Germany

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special U.S. counsel to InflaRx N.V., a Dutch public company with limited liability (naamloze vennootschap) (the “Company”), in connection with the sale of 15,000,000 common shares, nominal value €0.012 per share (the “Common Shares”) and warrants (the “Warrants”) to purchase up to an aggregate of 15,000,000 common shares (the “Warrant Shares”), pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into between the Company and the underwriters named therein.  The offer and sale of the Common Shares, Warrants and Warrant Shares was made pursuant to the  Registration Statement on Form F-3 (File No. 333-239759) filed with Securities and Exchange Commission (the “Commission”) on July 8, 2020 (the “Registration Statement”).

For purposes of the opinions hereinafter expressed, we have examined the Registration Statement and the prospectus therein, the form of the Warrants and originals or copies, certified and otherwise identified to our satisfaction, of such other documents, corporate or limited liability company records, certificates of public officials and other instruments as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we advise you that, assuming that the Warrants and the related warrant agreement have been duly authorized, executed and delivered by the Company insofar as Dutch law is concerned, the Warrants, when the Warrants are executed in accordance with their terms and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly and binding obligations of the Company.

InflaRx N.V. March 1, 2021 Page 2

Each opinion (an “enforceability opinion”) in this letter that any security is a valid and binding obligation or is enforceable in accordance with its terms is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation). “General principles of equity” include, but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. We express no opinion with respect to the enforceability of any provision which purports to waive the benefit of usury laws. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

In connection with the opinions expressed above, we have assumed that each party to the Warrants and the related warrant agreement has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of the Warrants and the related warrant agreement (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company. We advise you that matters of Dutch law are covered in the opinion of NautaDutilh N.V., Dutch counsel for the Company, in Exhibit 5.1 filed by the Company on the Form 6-K on the day hereof.

This opinion does not cover the law of any jurisdiction other than the law of the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. We have assumed the warrant agreement referenced in paragraph 2 above will be governed by the law of the State of New York.

This opinion is furnished to you in connection with the filing of the prospectus and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any other person for any other purpose.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the prospectus, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus and to the filing of this exhibit to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Commission for incorporation by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours very truly,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP